MEDIA CONTACT: Mark Kochvar mark.kochvar@stbank.com 724.465.4826
FOR IMMEDIATE RELEASE
S&T BANCORP WELCOMES STEPHANIE N. DOLIVEIRA TO BOARD OF DIRECTORS
INDIANA, Pa. - October 30, 2025 - S&T Bancorp, Inc. (S&T) (NASDAQ, STBA), the holding company for S&T Bank, announced today that Stephanie N. Doliveira will join its board of directors. She has also been appointed as a director of S&T Bank. With more than 25 years of experience in leading the planning and delivery of people-centric initiatives, including oversight of enterprise risk, legal and government affairs at Sheetz, Inc., Doliveira brings a wealth of strategic competency to S&T’s board.
“I am pleased to welcome Stephanie to our board,” said Chris McComish, CEO and chair of S&T Bancorp, Inc. and S&T Bank. “Her proven leadership and extensive experience in building high-performing cultures and executing enterprise-wide strategies brings valuable perspective that strongly aligns with S&T’s values and people-forward purpose.”
In 2001, Doliveira joined Sheetz, Inc., a family-owned convenience retailer headquartered in Altoona, Pennsylvania, with more than 800 locations across seven states. She was named the Executive Vice President of People and Culture in 2023 and previously served as the Vice President of Human Resources since 2008. In her current role, she helps guide more than 27,000 employees with responsibility for overseeing compliance and risk management efforts, elevating employee experience and advancing workforce strategy initiatives.
Doliveira holds a juris doctorate from Widener University Commonwealth Law School and a bachelor’s degree in labor and industrial relations from Pennsylvania State University.
In addition to her executive duties, Doliveira is actively engaged in public and non-profit leadership roles. She currently serves on the Pennsylvania Governor’s Early Learning Investment Commission, the Pennsylvania Chamber Board of Directors and Sheetz Family Charities Board of Directors.
“I am honored to join S&T’s board of directors,” said Doliveira. “S&T’s focus on empowering people and supporting the communities it serves strongly resonates with my personal values and professional experience. I look forward to working with the board and leadership team to advance the Bank’s strategic priorities and drive long-term success.”
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp Inc. is a $9.8 billion bank holding company that is headquartered in Indiana, Pennsylvania, and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. For more information, visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.